DRILLING CONTRACT

THIS AGREEMENT made and entered into by and between Can- Asia Drilling Services Ltd., hereinafter called the Contractor and Entree Gold Inc., hereinafter called the Company.

WITNESSETH: THAT

WHEREAS, Contractor hereby agrees to perform said diamond core drilling under the terms and conditions hereinafter contained.

NOW, THEREFORE, the parties hereto, each in consideration of the promises and agreements of the other, mutually agree as follows:

1. NAME AND LOCATION OF WORK:

PROJECT NAME - Shivee Tolgoi Project, Omnogov Aimag

2. COMMENCEMENT DATE:

The Contractor agrees to commence drilling operations, approximately, April 20th, 2004.

3. GUARANTEED FOOTAGE

The Company guarantees a minimum of 4000 meters NQ/BTW diamond core drilling.

4. DESCRIPTION OF WORK

A series of down holes shall be drilled with wire-line tools. Holes will be at a depth of no more than approximately 600 meters in depth.

5. SCHEDULE OF RATES.

The Company agrees to pay the contractor for footage drilled and services performed as follows:

MOBILIZATION:

The Company agrees to pay the Contract a lump sum rate of $(6,200.00) Six Thousand Two Hundred U.S. Dollars for the Mobilization from City of Ulaanbaatar to the unloading point.

DEMOBILIZATION:

The Company agrees to pay the Contractor a lump sum of $(6,200.00) Six Thousand Two Hundred U.S. Dollars for the Demobilization from the loading point to the Shop in the City of Ulaanbaatar.

Note: All Mobilization and Demobilization include, transportation of drill crews, drill equipment, camp facilities and personnel, water trucks, tractors to the unloading point, and for the Demobilization from the loading point to Shop in Ulaanbaatar City.

CASING NW	Depth 0 - 20 meters	Angle 45 to -90 deg	Price $92.50/meter
Casing BTW	Depth 0 - 20 meters	Angle 45 to -90 deg	Price $88.65/meter
Coring NQ NQ NQ	Depth 0 - 20 meters 200-400 meters 400-600 meters	Angle -45 to -90 deg -45 to -90 deg -45 to -90 deg	Price $92.50/meter $97.50/meter $102.50/meter
Coring BTW BTW BTW	Depth 0 - 20 meters 200-400 meters 400-600 meters	Angle -45 to -90 deg -45 to -90 deg -45 to -90 deg	Price $88.65/meter $97.35/meter $95.75/meter

*All prices are in U.S. Dollars and do not include the Value Added Tax

CONTRACTOR SUPPLIES:

A. Competent drillers who will be working a shift rotation of (12) twelve hours per shift.

B. Longyear 38 Diamond Drill or Equivalent.

C. All necessary tools, drill and down-hole spare to drill 4000 meters.

D. All necessary wire-line tooling to drill up to 600 meters in depth.

E. Casing up to 20 meters.

F. Mud mixing equipment.

G. Water supply to drill up to (5km). For additional charges see (FIELD COST RATES) listed below.

H. Transportation for contractor crew and personnel.

I. Bentonite, polymefs, additives and rod grease

J. Crew travel time from camp to drill site up to (one hour).

K. Core boxes and lids.

L. Fuel for Contractors equipment.

M. Moving between holes up to a maximum of (2 km). For all details on Additional rates see Field Cost Rates listed below

N. Down hole surveys

O. Board/Lodging for Contractor personnel only.

COMPANY SUPPLIES:

A. Field person who will designate the place of drilling, angle of holes, have proper mining licenses, adequate roads for traveling, drill pads. The Company will work with Sums or persons who own water wells in order for the Contractor to get feasible water for the drilling. Any and all charges which might be handed down to the Contractor, will be passed on to the Clients account.

FIELD COST RATES - OPERATING

(a) Waiting time due to Company Decisions on holes and not the responsibility of the Contractor will be charged to the Company at the rate of $ 120.00 (One Hundred Ten Dollars) U.S. per hour

(B) Moving in excess of (2km) kilometers will be charged to the Company at the rate of $ 120.00 per hour.

(C) Water cartage to a maximum of (5km) included in drilling price. When the distance exceeds said (5km), the Company will charge an additional $75.00 Seventy Five Dollars per day for additional water cartage.

(D) Making Roads or Drill pads if required by Company will be charged at the rate of $(37.50) Thirty Seven Dollars Fifty U.S. per hour which includes Operator.

(E) Rate of $ (120.00) per hour for Casing of overburden over (20) meters Reaming Casing, plus landed cost of all materials left in holes, plus 12% handling fee.

(1) Stabilizing Holes due to caving, squeezing or unstable rock or ground conditions.

(2) Standby, at Company's request.

(F) Surveys will be done a desired depths at the following rates:

From 0-200 meters at the rate of $ 40.00 per test
From 200-400 meters at the rate of $ 45.00 per test
From 400@D meters at the rate of $ 50.00 per test

6. MUD AND ADDITIVES

The Contractor will supply polymers, bentonite mud, additives and rod grease at no cost to the Company.

7. FUEL

Fuel for ail of Contractors equipment, will be supplied by the Contractor, at no cost to the Company.

8. TRAVELLING TIME

Crew travel from campsite to drill site and return will be supplied by Contractor.

9. COREBOXES

Core boxes and lids will be supplied by the Contractor at no cost to the Company.

10. TRANSPORTATION

Contractor will supply two (2) support vehicles for the transportation of the crew at no cost to the Company.

11. DRILL SITES

If contractor is required to build roads and drill sites, this will be charged at the above hourly rate. See Rates Above.

12. WATER SUPPLY

Contractor to supply water to the drill up to 5 km. See Rates Above.

13. DELAYS

Should the Company not provide the goods and services to which ft has agreed upon which causes the delay of the drilling operation, the Company shall reimburse the Contractor at field cost rates to a maximum to 10 hours per shift.

14. CAVITIES

In the event that cavities or loose caving materials or excessive water flows are encountered of a nature as to prevent the successful completion of any hole, the Contractor does not, under such conditions, guarantee to drill to a predetermined depth. If a hole is abandoned due to these conditions, the Contractor will be paid for footage drilled as per the schedule of rates. Should the Company request that further attempts be made to complete the hole past this point, Contractor will be reimbursed at operating field cost rates.

In the event it becomes necessary to resort to cementing or reaming, placing or pulling casing in overburden or bedrock, the Company agrees to reimburse the Contractor at field cost rates for these operations

15. CORE

The drilling shall be conducted so as to provide maximum core recovery with every reasonable precaution taken to prevent crushing or grinding of core. All cores recovered by the Contractor shall be carefully peak in core boxes and delivered to the Company at the camp -site. If core recovery falls below 90 percent, the drill foreman and Manager should be notified immediately in order to correct the situation. If core loss is deemed to be due to driller error, the Contractor will not charge for meters drilled where core recovery was unsuitable.

16. SECURITY

The Contractor will not give out any information regarding drill results or permit access to any drill core to any person other than the Company's accredited representative, except upon specific permission of responsible officials of the Company

17. DISCIPLINE

Contractor shall at all times enforce strict discipline and maintain good order among its employees and shall not retain on the project, any employees who are objectionable or unsatisfactory to the Company. Such person shall be removed from the project and replaced by an employee satisfactory to the Company.

18. INSURANCE

Contractor will carry and pay for all proper insurance for its expatriate personnel only in accordance with the laws of Mongolia. The Contractor shall indemnify and hold the Company harmless from any and all third party liability claims and, if needed, shall take out third party liability insurance coverage that will adequately cover the Company against any third party claims.

19. INDEMNIFICATION

The Contractor shall pay all taxes and social benefit withholdings due, or any other payments or deductions to be paid under state and federal law and will indemnify the Company in respect with any Workers' Compensation claims. The Contractor shall defend, indemnify, and hold the Company harmless, together with its affiliated and subsidiary companies and their officers, directors, and employees, from any and all claims, demands, and liabilities arising from the Contractor's work on the Company's behalf (except for liabilities created by the Company's gross negligence or wilful misconduct) or by reason of any breach of any provision of this contract by the Contractor or by reason of any injury, loss, damage or death to person or property because of any act, neglect or default by the Contractor.

20. RISK OF LOSS AND DAMAGE TO EQUIPMENT

All risk of loss and damage to any equipment, materials and supplies owned or hired by the Contractor or its subcontractors shall be totally borne by the Contractor or any of its subcontractors at all times during the performance of this Agreement, including without limitations during any period when such property is being transported to and from arty area where the work hereunder is to be performed by the Contractor. The Contractor shall indemnify and hold Asia Gold Mongolia LLC, and its directors, officers, employees, agents and representatives harmless from and against any claims or liabilities associated with all such loss and damage. The cost of replacing equipment, transportation of such equipment and maintenance thereof is the responsibility of the Contractor.

21. POLLUTION CONTROL

All cost resulting from legislation in regard to pollution control governing this agreement during the period of the agreement, will be for the Company's account. Contractor will adhere to the same environmental regulations as are in place in British Columbia, Canada.

22. METHOD OF-PAYMENT:

Contractor shall invoice the Company at semi-monthly intervals for services performed and footage drilled and such invoices shall become due and payable in U.S. Dollars, upon receipt of invoice.

Interest at a rate of 12% percent per annum shall be added to all accounts more than 30 -days overdue from the date of the invoice.

As per discussed the Company acknowledges that it make a Deposit in the amount of $ 5,000.00 (Five Thousand U.S. Dollars) on the signing of said agreement.

23. RIGHTS OF WAY:

The Company agrees, at its own expense, to Provide all permits, right-of-way, government permitting, easement, or rights of ingress and egress that may be required in connection with the said work, including property rights over property upon which temporary buildings may be erected or there facilities required, and shall also warrant the quiet and peaceful enjoyment of all such property, and hereby indemnifies and saves harmless the Contractor from any and all damages, claims, demands, costs, charges, actions, suits or other proceedings of whatever kind or character by whomsoever made, brought or prosecuted in connection with the said ingress, egress, or use of surface of buildings or other required facilities.

24. ENUREMENT

It is mutually agreed that this Agreement shall be binding upon and enure to the benefit of the parties hereto, their respective successors and permitted assigns, but shall not be assignable by either party without the consent in writing of the other party first had and obtained.

25. RIGHT OF CANCELLATION

That the parties reserve the right to cancer this contract should its fulfillment be rendered impossible by:

A. War, invasion, insurrection, riot, the order or regulations of any civil or military authority, or by strikes, lockouts or labor disputes, whether in or in the neighborhood of the Contractors plant or of that of any supplier of materials necessary for the completion of the contract.

B. The inability to obtain essential materials and supplies due to priority restriction.

C. The inability to secure labor due to restrictions or causes beyond Contractors control, and Contractor shall not be liable for any loss or damage directly or indirectly suffered by the Company by reason of exercise of such right of cancellation.

D. Further, this Agreement may be terminated by the Company at any time by providing to the Contractor one (1) days written notice, if for any reason whatsoever the Contractor should neglect to prosecutes the work properly or fail to perform its obligations under any provision of the Agreement.

26. APPLICABLE LAW

That it is further agreed that this Agreement and any dispute arising hereunder shall be interpreted and determined in accordance with the laws of Mongolia.

27. MAILING ADDRESSES:

A. That any notice required to be given hereunder shall be properly given if mailed by registered letter addressed to the Contractor as follows:

Can-Asia Drilling Services Ltd.
P.O. Box 716 - 210644
Ulannbaatar, Mongolia

(Banking Information):

Trade & Development Bank
Branch 804
Ulaanbaatar, Mongolia
Account Number: #404047292

B. That any notice required to be give hereunder shall be properly given if mailed by registered letter addressed to the Company as follows:

Entrée Gold Inc./Entrée LLC
Business Plaza, Suite #307
Chingis Avenue, Sukhbaatar District
1st Khoroo, Ulaanbaatar, Mongolia

Can-Asia Drilling Services Ltd.
/s/ signed
Date:
Seal

Entrée Gold Inc./Entrée LLC
/s/ signed
Date: March 04/2004
Seal